Exhibit 4.1

A.	Designation. This series of preferred stock shall be designated "Series B Redeemable Preferred Stock" with par value of $0.001 per share (and referred to as the "Series B Redeemable Preferred Stock").

B.	Authorized Number. The number of authorized Shares constituting the Series B Redeemable Preferred Stock shall be 550.

C.	Dividends and Distributions.

(a)       The holders of the Series B Redeemable Preferred Stock shall be entitled to receive dividends at the rate of $6,750 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall accumulate quarterly commencing December 31, 2013, and shall be due and payable quarterly in arrears thereafter. Any dividend that accumulates but is unpaid shall be increased at a rate of 12% per annum, compounded quarterly, until such dividend is paid, and any dividend payment that is made without all accumulated dividends being paid shall be deemed to be payment for the most recent accumulated dividend or most recent accumulated and unpaid dividend.

No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends of $6,750 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares or any increase in said amount because accumulated dividends were not paid) on the Series B Redeemable Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section C) is paid with respect to all outstanding shares of Series B Redeemable Preferred Stock in an amount for each such share of Series B Redeemable Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series B Redeemable Preferred Stock could then be converted.

Except as otherwise provided herein with respect to the Series B Redeemable Preferred Stock, no right shall accrue to holders of shares of Preferred Convertible Stock by reason of the fact that dividends on said shares are not declared in any prior year.

(b)       In the event the Corporation shall declare a distribution (other than any distribution described in Section D or F) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness or any combination of the foregoing, then, in each such case the holders of the Series B Redeemable Preferred Stock shall be entitled to a proportionate share of any such distribution as thought the holders of the Series B Redeemable Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series B Redeemable Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitle to receive such distribution.

D.	Preference on Liquidation.

(a)      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Redeemable Preferred Stock shall be entitled to receive, prior and in preference to any distribution or payment of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1,000.00 per share (as adjusted for ay stock dividends, combinations or splits with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share for each share of Series B Preferred stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Redeemable Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Redeemable Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)      After payment to the holders of the Common Stock and the Series B Redeemable Preferred Stock of the amounts set forth in Sections D.(a), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series B Redeemable Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Redeemable Preferred Stock then held by them.

(c)      For purposes of this Section D, any Acquisition or Asset Transfer (as hereinafter defined), shall be deemed a liquidation, dissolution, or winding up of the Corporation and shall entitle the holders of Series B Redeemable Preferred Stock and Common Stock to receive, for each share of Series B Redeemable Preferred Stock and Common Stock, as the case may be, then held, at the closing of such Acquisition or Asset Transfer in cash, securities, or other property (valued as provided in Section D.(d) below) amounts as specified in Sections D.(a) and D.(b) above. For the purposes of this Section D: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity orperson, or any other corporate reorganization, other than any such consolidation, merger or reorganizationin which the stsockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transactio or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d)      Whenever the distribution provided for in the Section D shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

E.	Voting Rights. Except as otherwise specified herein, holders of the Series B Redeemable Preferred Stock shall not have the right to vote.

F.
Redemption. The shares of the Series B Redeemable Preferred Stock may be redeemed at the option of the Corporation at any time prior to November 1, 2016, for an amount equal to the original purchase price of the Series B Convertible Preferred Shares plus all accrued but unpaid dividends thereon and thereafter at a price equal to the original purchase price of the Series B Convertible Preferred shares plus all accrued but unpaid dividends thereon and a redemption premium of 30% of the original purchase price.

(a)
Partial Redemption. In the event that fewer than all the outstanding shares of the Series B Redeemable Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or prorata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

(b)
Notice of Redemption. In the event the Corporation shall redeem shares of the Series B Redeemable Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such mailed notice shall state: (v) the redemption date; (w) the number of shares of the Series B Redeemable Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (x) the redemption price; (y) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (z) that dividends on the shares to be redeemed will cease to accrue on such redemption date. No defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings, and the failure to give notice to any holder of shares of the Series B Redeemable Preferred Stock to be so redeemed shall not affect the validity of the notice given to the other holders of shares of the Series B Redeemable Preferred Stock to be so redeemed.

(c)
Dividends to Cease. Notice having been mailed as aforesaid, then, notwithstanding that the certificates evidencing the shares of the Series B Redeemable Preferred Stock shall not have been surrendered, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the B ConvertiblePreferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders (including dividend and voting rights) or the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(d)
Shares to be Held in Treasury. Any shares of the Series B Redeemable Preferred Stock that shall at any time have been redeemed shall, after such redemption, in the discretion of the Board of Directors of the Corporation, be (x) held in treasury or (y) resume the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

G.	Conversion. The holders of the Series B Redeemable Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)
Right to Convert. After November 1, 2016, but not before, each share of Series B Redeemable Preferred Stock shall be convertible, at the option of the holder thereof, and on or prior to the fifth day prior to the Redemption Date, if any, occurring after said November 1, 2016, as may have been fixed in any Redemption Notice with respect to such share of Series B Redeemable Preferred Stock, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $100,000.00 by 120% of the closing bid price of the Corporation’s Common Stock on November 1, 2013 (the “Series B Conversion Price”). Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

(b)
Mechanics of Conversion. A holder of any share of Series B Redeemable Preferred Stock may exercise the Conversion Right of such share by surrendering the certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Redeemable Preferred Stock, together with a written notice to the Corporation which shall state: (A) that such holder elects to convert the same; and (B) the number of shares of Series B Redeemable Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to the holder of such shares a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall issue an additional share such that no fractional shares of Common Stock shall be issued. If the certificate evidencing the Series B Redeemable Preferred Stock being converted shall also evidence shares of Series B Redeemable Preferred Stock not being converted, then the Corporation shall also deliver to the holder of such certificate a new stock certificate evidencing the Series B Redeemable Preferred Stock not converted. The conversion of any shares of Series B Redeemable Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date that the shares of Series B Redeemable Preferred Stock to be converted are surrendered to the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)	Adjustments to Series B Conversion Price for Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section G.(c), the following definitions shall apply:

(1)	“Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Series B Redeemable Preferred Stock, or Convertible Securities (defined below).

(2)	“Original Issue Date” shall mean the date on which a share of Series B Redeemable Preferred Stock was first issued.

(3)
“Convertible Securities “shall mean any evidences of indebtedness, shares (other than Common Stock and Series B Redeemable Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(4)
“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section G.(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issuable or issued:

(A)	upon conversion of shares of Series B Redeemable Preferred Stock;

(B)
to officers, directors or employees of, are consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements but not exceeding 500,000 shares of Common Stock (not of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations;

(C)	as a dividend or distribution on Series B Redeemable Preferred Stock;

(D)	upon exercise or conversion of options or warrants outstanding as of the Original Issue Date; or

(E)	for which adjustment of the Series B Conversion Price is made pursuant to Section G.(d)

(ii)
No Adjustment of Series B Conversion Price. Any provision herein to the contrary not withstanding, no adjustment in the Series B Conversion Price for a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section G.(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price for such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

(iii)
Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series B Redeemable Preferred Stock, the conversion or exchange of such Convertible Securities or Series B Redeemable Preferred Stock shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)
no further adjustments in the Series B Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series B Redeemable Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series B Redeemable Preferred Stock;

(2)
if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock the number of shares issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series B Convertible Conversion Price shall affect Common Stock previously issued upon conversion of Series B Redeemable Preferred Stock);

(3)
upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series B Convertible Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)
in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

(B)
in the case of Options for Convertible Securities or Series B Redeemable Preferred Stock only the Convertible Securities or Series B Redeemable Preferred Stock, if any, actually issued upon the conversion thereof were issued at the time of issue of such Options, and exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section G.(c)) upon the issue of the Convertible Securities or Series B Redeemable Preferred Stock with respect to which such Options were actually exercised;

(4)
no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (a) the Series B Conversion Price on the original adjustment date, or (b) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5)
in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series B Conversion Price shall be made until the expiration or exercise of all such Options, where upon such adjustment shall be made in the same manner provided in clause (3) above.

iv)	(Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock.

In the event the Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section G.(c)(iii) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series B Redeemable Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series B Redeemable Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of stock or convertible securities, solely as a result of the adjustment of the respective Series B Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing the adjustment in question.

(iv)	Determination of Consideration.

For purposes of this Section G.(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)	Cash and Property. Such consideration shall:

(A)	insofar, as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2)
Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section G.(c)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A)
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional considerations (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, in the case of Options for Convertible Securities or Series B Redeemable Preferred Stock, the exercise of such Options for Convertible Securities or Series B Redeemable Preferred Stock and the conversion or exchange of such Convertible Securities or Series B Redeemable Preferred Stock by

(B)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(d)
Adjustments to Series B Conversion Price for Stock Dividends and for Combinations or Subdivision of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e)
Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Redeemable Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section G.(d) above or a merger or other reorganization referred to in Section D.(c) above), the Series B Conversion Price therein effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Redeemable Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common stock that would have been subject to receipt by the holders upon conversion of the Series B Redeemable Preferred Stock immediately before that change.

(f)
No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Redeemable Preferred Stock against impairment.

(g)
Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Series B Conversion Price pursuant to this Section G, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Redeemable Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Redeemable Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Redeemable Preferred Stock.

(Ii)
Notices of Record Date.In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series B Redeemable Preferred Stock:

(1)
at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(2)
in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(i)
Issue Taxes. The Corporation shall pay any and all issue and other taxes that my be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Redeemable Preferred Stock pursuant hereto; provided; however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j)
Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out if its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Redeemable Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Redeemable Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Redeemable Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(k)
Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Redeemable Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Redeemable Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(l)
Notices. Any notice required by the provisions of this Section G to be given to the holders of shares of Series B Redeemable Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

H.
Restrictions and Limitations. So long as any shares of Series B Convertible Convertible Preferres remain outtanding, the Corporation shall not (by amendment, merger, consilidation, or otherwise), without the vote or written consent of the holders of at least 66% of the then outstanding shares of the Series B Redeemable Preferred Stock, voting together a a single class: (i) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series B Redeemable Preferred Stock as to dividend rights or redemption rights or liquidation preferences; or (ii) amend its Certificate of Incorporation or Bylaws w if such amendment would change any of the rights, preferences or privileges provided for herein. Without limiting the generality of the foregoing, the Corporation will not amend its Certificate of Incorporation or Bylaws (or take any action by merger, consolidation or otherwise) without the approval of the holders of 66% of the then outstanding shres of the Series B Redeemable Preferred Stock.